                                                                  Exhibit 10.109



                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                               HENRY SCHEIN, INC.


                              HSI ACQUISITION CORP.


                            H. MEER DENTAL SUPPLY CO.


                                     and the


                                  STOCKHOLDERS


                                       of


                            H. MEER DENTAL SUPPLY CO.

                                TABLE OF CONTENTS


ARTICLE I        THE MERGER; THE SURVIVING CORPORATION.......................................2

    Section 1.1  The Merger..................................................................2
    Section 1.2  Effective Time of the Merger................................................3
    Section 1.3  Closing.....................................................................3
    Section 1.4  Articles of Incorporation...................................................3
    Section 1.5  By-Laws.....................................................................3
    Section 1.6  Directors and Officers of Surviving Corporation.............................3

ARTICLE II       CONVERSION OF SHARES........................................................3

    Section 2.1  Exchange Ratio..............................................................3
    Section 2.2  Exchange of Meer Stock......................................................4
    Section 2.3  No Fractional Securities....................................................4

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF MEER
                 AND THE STOCKHOLDERS........................................................5

    Section 3.1  Organization................................................................5
    Section 3.2  Capitalization..............................................................5
    Section 3.3  No Meer Subsidiaries; Affiliates............................................5
    Section 3.4  Authority Relative to this Agreement........................................6
    Section 3.5  Articles of Incorporation and By-laws.......................................6
    Section 3.6  Consents and Approvals; No Violations.......................................6
    Section 3.7  Financial Statements........................................................7
    Section 3.8  Absence of Certain Changes or Events........................................7
    Section 3.9  Litigation..................................................................8
    Section 3.10 Absence of Undisclosed Liabilities..........................................8
    Section 3.11 No Default..................................................................8
    Section 3.12 Taxes.......................................................................8
    Section 3.13 Title to Properties; Encumbrances...........................................9
    Section 3.14 Intellectual Property......................................................10
    Section 3.15 Compliance with Applicable Law.............................................10
    Section 3.16 Employee Benefit Plans; ERISA..............................................11
    Section 3.17 Labor Matters; Employment Matters..........................................14
    Section 3.18 Environmental Laws and Regulations.........................................15
    Section 3.19 Restrictions on Business Activities........................................16
    Section 3.20 Accounting Matters.........................................................16
    Section 3.21 Affiliate Transactions.....................................................17
    Section 3.22 Brokers....................................................................17
    Section 3.23 Certain Tax Matters........................................................17


    Section 3.24 Accounts Receivable........................................................17
    Section 3.25 Inventory..................................................................17
    Section 3.26 Real and Personal Property.................................................18
    Section 3.27 Insurance..................................................................18
    Section 3.28 Books and Records..........................................................18
    Section 3.29 Illegal Payments...........................................................18
    Section 3.30 Officers and Directors; Bank Accounts, etc.................................18
    Section 3.31 Customers and Suppliers....................................................19
    Section 3.32 Contracts and Commitments..................................................19
    Section 3.33 Disclosure.................................................................20
    Section 3.34 Stockholders' Investment Intent............................................20

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF PARENT....................................21

    Section 4.1  Organization...............................................................21
    Section 4.2  Capitalization.............................................................21
    Section 4.3  Authority Relative to this Agreement.......................................21
    Section 4.4  Consents and Approvals; No Violations......................................21
    Section 4.5  Reports and Financial Statements...........................................22
    Section 4.6  Brokers....................................................................22
    Section 4.7  Certain Tax Matters........................................................22
    Section 4.8  Accounting Matters.........................................................23

ARTICLE V        CONDUCT OF BUSINESS PENDING THE MERGER.....................................23

    Section 5.1  Conduct of Business by Meer Pending the Merger.............................23
    Section 5.2  Conduct of Business by Parent Pending the Merger...........................24

ARTICLE VI       ADDITIONAL AGREEMENTS......................................................24

    Section 6.1  Access and Information.....................................................24
    Section 6.2  No Solicitation............................................................26
    Section 6.3  Reasonable Best Efforts....................................................26
    Section 6.4  Expenses...................................................................26
    Section 6.5  Public Announcements.......................................................27
    Section 6.6  Supplemental Disclosure....................................................27
    Section 6.7  Stock Transfers............................................................27
    Section 6.8  Certain Tax Matters........................................................28
    Section 6.9  Dissenters Rights..........................................................29
    Section 6.10 Lease Amendment............................................................29

ARTICLE VII      CONDITIONS TO CONSUMMATION OF THE MERGER...................................29

    Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.................29


    Section 7.2  Conditions to Obligations of Parent and Sub to Effect the Merger...........30
    Section 7.3  Conditions to Obligation of Meer and Stockholders to Effect the Merger.....31

ARTICLE VIII     TERMINATION................................................................32

    Section 8.1  Termination................................................................32
    Section 8.2  Effect of Termination......................................................33

ARTICLE IX       INDEMNIFICATION............................................................34

    Section 9.1  Survival of Representations and Warranties.................................34
    Section 9.2  Indemnification by Stockholders............................................34
    Section 9.3  Limitations on Indemnification.............................................35
    Section 9.4  Indemnification Procedures.................................................35

ARTICLE X        RESTRICTIVE COVENANTS......................................................37

    Section 10.1 Non-Competition............................................................37
    Section 10.2 Non-Solicitation of Employees..............................................37
    Section 10.3 Non-Solicitation or Interference with Customers and Suppliers..............38
    Section 10.4 Confidentiality............................................................38
    Section 10.5 Employment Agreements Covenants............................................38
    Section 10.6 Acknowledgments............................................................38

ARTICLE XI       GENERAL PROVISIONS.........................................................39

    Section 11.1 Amendment and Modification.................................................39
    Section 11.2 Waiver.....................................................................39
    Section 11.3 Investigations.............................................................39
    Section 11.4 Notices....................................................................39
    Section 11.5 Descriptive Headings; Interpretation.......................................41
    Section 11.6 Entire Agreement; Assignment...............................................41
    Section 11.7 Governing Law..............................................................41
    Section 11.8 Severability...............................................................41
    Section 11.9 Counterparts...............................................................42

SCHEDULES

Schedule 1.6           Officers of Surviving Corporation
Schedule 3.1           Organization
Schedule 3.2(a)        Capitalization
Schedule 3.3(a) Agreements or obligations entered into or incurred by Meer Affiliates on behalf of Meer
Schedule 3.3(b)        List of Meer Affiliates
Schedule 3.4           Written Consents
Schedule 3.6           Consents and Approvals; No Violations
Schedule 3.7           Financial Statements
Schedule 3.8           Absence of Certain Changes or Events; Contracts
Schedule 3.9           Litigation
Schedule 3.10          Liabilities
Schedule 3.12          Taxes
Schedule 3.13          Title to Properties; Encumbrances
Schedule 3.16          Employee Benefit Plans; ERISA
Schedule 3.17          Labor Matters; Employment Matters
Schedule 3.18(b)       Environmental Laws
Schedule 3.18(e)       Hazardous Substances
Schedule 3.19          Restrictions on Business Activities
Schedule 3.21          Affiliates Transactions
Schedule 3.24          Accounts Receivables
Schedule 3.26          Real and Personal Property
Schedule 3.27          Insurance
Schedule 3.30          Officers and Directors; Bank Accounts
Schedule 3.31(a)       Customers
Schedule 3.31(b)       Suppliers
Schedule 3.31(c)       Disputes with Customers or Suppliers
Schedule 3.31(d)       Accounts Payables
Schedule 3.32          Contracts and Commitments
Schedule 5.1           Conduct of the Business

EXHIBITS

Exhibit 7.2(e)                   Ancillary Agreements
Exhibit 7.3(e)                   Registration Rights Agreement

                          AGREEMENT AND PLAN OF MERGER


                   AGREEMENT AND PLAN OF MERGER dated as of August 3, 1998, among HENRY SCHEIN, INC., a Delaware corporation ("Parent"), HSI ACQUISITION CORP., a Michigan corporation and wholly-owned subsidiary of Parent ("Sub"), H. Meer Dental Supply Co., a Michigan corporation ("Meer"), and Edward M. Meer, individually and as Trustee of the Edward M. Meer Revocable Living Trust dated November 17, 1972 (the "Edward M. Meer Trust"), Brian D. Meer, individually and as Trustee of the Brian D. Meer Revocable Living Trust dated May 10, 1989, as amended, Robert D. Meer, individually and as Trustee of the Robert D. Meer Revocable Living Trust dated August 20, 1991, Jeffrey A. Meer, individually and as Trustee of the Jeffrey A. Meer Revocable Living Trust dated August 20, 1984, as amended, Norma Handelsman, individually and as Trustee of the Norma Handelsman Revocable Living Trust dated December 18, 1993, Herbert B. Handelsman, individually and as Trustee of the Herbert B. Handelsman Revocable Living Trust dated December 18, 1993, Tedd Handelsman, individually and as Trustee of the Tedd Handelsman Revocable Living Trust dated June 5, 1997, Amy Molnar and Jon Eric Handelsman (each sometimes hereinafter referred to individually as a "Stockholder" and, collectively, as the "Stockholders"). The Stockholders are, collectively, the holders of all of the outstanding capital stock of Meer.

                  Parent, Sub, Meer and the Stockholders desire that Parent acquire Meer pursuant to the merger of Sub with and into Meer in accordance with the terms of this Agreement and the Michigan Business Corporation Act (the "Act").

                  For federal income tax purposes, it is intended that the Merger, as defined herein, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

                  The parties hereto agree as follows:


                                    ARTICLE I

                      THE MERGER; THE SURVIVING CORPORATION

                  Section 1.1 The Merger. In accordance with and subject to the provisions of this Agreement and the Act, at the Effective Time, as defined in
Section 1.2 hereof, Sub shall be merged with and into Meer (the "Merger"), the separate existence of Sub shall thereupon cease, and Meer shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the Act. The Merger shall have the effects set forth in the applicable sections of the Act.

                  Section 1.2 Effective Time of the Merger. The Merger shall become effective at the time of filing of, or at such later time as is specified in, a Certificate of Merger with respect to the Merger, in the form required by, and executed and filed with the Michigan Department of Consumer and Industry Services, Corporation, Securities & Land Development Bureau -- Corporate Division, in accordance with, the applicable provisions of the Act. Such filing shall be made as soon as practicable after the Closing (as defined in Section 1.3). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger becomes effective.

                  Section 1.3 Closing. Subject to the fourth and fifth sentences of Section 2.1(a), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, at 10:00 a.m., local time, on the first business day after the day on which all of the conditions set forth in Article VII are satisfied or waived or on such other date and at such other time and place as Parent and Meer shall agree (the "Closing Date").

                  Section 1.4 Articles of Incorporation. The Articles of Incorporation of Meer in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

                  Section 1.5 By-Laws. The By-Laws of Meer as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the Act.

                  Section 1.6  Directors and Officers of Surviving Corporation.

                  (a) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

                  (b) The officers of Meer at the Effective Time and the individuals listed on Schedule 1.6 hereto shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law. Each of the individuals listed on Schedule 1.6 shall hold the respective offices set forth opposite his or her name.

                                   ARTICLE II

                              CONVERSION OF SHARES

                   Section 2.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Subject to Section 6.4, the shares of Class A common stock, par value $1.00 (the "Class A Meer Common Stock"), and the shares of Class B Common stock, par value $1.00 (the "Class B Meer Common Stock and, together with the Class A Meer Common Stock, the "Meer Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, in the aggregate, 3,000,000 shares of the common stock, par value $.01, of Parent (the "Parent Common Stock").

                  (b) All shares of Meer Common Stock, if any, that are held by Meer as treasury shares shall be canceled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Each share of Common Stock, par value $.01, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time, shall be converted into and become one fully paid and nonassessable share of the Class A common stock, par value $1.00, of the Surviving Corporation.

                  (d) In the event that Parent shall effect a stock split, stock dividend, subdivision, recapitalization or combination of the issued and outstanding shares of Parent Common Stock with a record date (or, if there is no record date, an effective date) prior to the Closing Date, then the number of shares of Parent Common Stock issuable pursuant to Section 2.1(a) shall be adjusted accordingly.

                  Section 2.2 Exchange of Meer Stock. Immediately after the Effective Time, the Stockholders shall present to Parent for cancellation the certificates which immediately prior to the Effective Time represented outstanding shares of Meer Common Stock (the "Certificates") that were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock, and Parent shall thereupon deliver to each Stockholder in exchange therefor (i) a certificate representing the number of whole shares of Parent Common Stock that such Stockholder has the right to receive pursuant to the provisions of this Article II and (ii) cash in lieu of any fractional shares of Parent Common Stock to which such Stockholder is entitled in accordance with Section 2.3, after giving effect to any required tax withholdings. The Merger Shares so issued shall be deemed to have been issued at the Effective Time.

                  Section 2.3 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle any of the Stockholders to vote or to any of the rights of a security holder. In lieu of any such fractional securities, each Stockholder shall be entitled to receive, and Parent will make, a cash payment (without interest) determined by multiplying (i) the fractional interest to which such Stockholder would otherwise be entitled (after taking into account all shares of Meer Common Stock then held of record by such holder) and (ii) the closing price of a share of Parent Common Stock on the trading day immediately preceding the Closing Date as reported on the Nasdaq Stock Market.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF MEER
                              AND THE STOCKHOLDERS

                  Meer and each of the Stockholders except Jeffrey A Meer (individually and as Trustee of the Jeffrey A Meer Revocable Living Trust dated August 20, 1984) and Jon Eric Handelsman, jointly and severally, represent and warrant to Parent and Sub as follows:

                  Section 3.1 Organization. Meer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Meer is duly qualified as a foreign corporation to do business and is in good standing in the jurisdictions listed on Schedule 3.1 hereto and is not required to be so qualified and in good standing in any other jurisdiction (except for jurisdictions in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Meer Material Adverse Effect (as defined below).

                  Section 3.2  Capitalization.

                  (a) The authorized capital stock of Meer consists of 2,500 shares of Class A Meer Common Stock and 247,500 shares of Class B Meer Common Stock. There are 2,000 shares of Class A Meer Common Stock and 230,142 shares of Class B Meer Common Stock issued and outstanding, and the Stockholders are, collectively, the sole record and beneficial owners of such shares. Such shares are owned by the Stockholders free and clear of any and all liens, claims or encumbrances of any nature whatsoever, whether absolute, accrued, contingent or otherwise ("Liens"). All of the issued and outstanding shares of Meer Common Stock are validly issued, fully paid and nonassessable. Set forth opposite each Stockholder's name on Schedule 3.2(a) hereto is the number of shares of Meer Common Stock owned of record and beneficially by such Stockholder and the date or dates on which such shares were acquired by such Stockholder.

                  (b) There is no (i) outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "Rights") to purchase or otherwise to receive from Meer any shares of capital stock or any other securities of Meer (including, without limitation, any Rights), (ii) outstanding security of any kind convertible into or exchangeable for such capital stock or other securities and (iii) voting trust or other agreement or understanding to which Meer or any of the Stockholders is a party or is bound with respect to the capital stock or other securities of Meer.

                   Section 3.3 No Meer Subsidiaries; Affiliates. Meer has no Subsidiaries, as hereinafter defined, and the Business, as hereinafter defined, has been conducted solely through Meer at all times since its incorporation except as provided in Schedule 3.3(a). Except as set forth on Schedule 3.3(a), all assets, properties and rights relating to the Business are held by, and all agreements, obligations and transactions relating to the Business have been entered into, incurred and conducted by, Meer rather than any of its Affiliates or any of the Stockholders' Affiliates. As used in this Agreement, (i) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries, (ii) the term "Affiliate" means, with respect to any party, an individual or entity controlled by, in control of, or under common control with, such party, and (iii) the term "Business" means the business as conducted by Meer as of the date of this Agreement and as of the Closing Date (except to the extent that the reference to the "Business" herein speaks as of any other date) including without limitation, the distribution of dental supplies, equipment and software to dentists, dental groups, clinics, health departments, dental schools and nursing homes. Schedule 3.3(b) contains a complete and accurate list of all Affiliates of Meer.

                  Section 3.4 Authority Relative to this Agreement. Meer has the requisite corporate power and authority, and each of the Stockholders has the capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. On or before the Closing Date: (i) the execution and delivery of this Agreement by Meer and the consummation by Meer of the transactions contemplated on its part hereby shall have been duly authorized by Meer's Board of Directors and each of the Stockholders entitled to vote, and no other corporate proceedings on the part of Meer shall be necessary to authorize this Agreement or for Meer to consummate the Merger and (ii) this Agreement shall have been duly and validly executed and delivered by Meer and each of the Stockholders and will constitute the valid and binding agreement of Meer and the Stockholders, enforceable against each of them in accordance with its terms, except to the extent that enforcement may be subject to bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Set forth on Schedule 3.4 are all copies of all actions taken by the stockholders or Board of Directors of Meer since July 25, 1988. Since July 25, 1988, neither the stockholders nor the Board of Directors of Meer has held a meeting or taken any action except by written consents. The Amendment to the Articles of Incorporation being repealed referred to in Section 7.2(j) have been adopted solely with a view toward accelerating the Closing.

                  Section 3.5 Articles of Incorporation and By-laws. Meer has heretofore furnished to Parent a complete and correct copy of the articles of incorporation and by-laws, as amended or restated to date, of Meer. Such articles of incorporation and by-laws, as furnished to Parent, are in full force and effect. Meer has not violated and is not in violation of any of the provisions of its articles of incorporation or by-laws.

                  Section 3.6 Consents and Approvals; No Violations. Except as set forth on Schedule 3.6, neither the execution, delivery and performance of this Agreement by Meer and each of the Stockholders, nor the consummation by Meer and each of the Stockholders of the transactions contemplated hereby, will
(i) conflict with or result in any breach of any provisions of the articles of incorporation, by-laws or other organizational documents of Meer, (ii) require a filing with, or a permit, authorization, consent or approval of (including, without limitation, any filing, permit, authorization, consent or approval in connection with any existing Meer Permit, as defined in Section 3.15), any federal, state, local or foreign legislature, court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), except in connection with or an order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and for the filing and recordation of Articles of Merger as required by the Act, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of Meer pursuant to, any of the terms, conditions or provisions of any oral or written note, bond, mortgage, indenture, license, contract, lease, agreement or other instrument or obligation (each, a "Contract") to which Meer is a party or by which Meer or any of its properties or assets may be bound or
(iv) violate any applicable law, statute, ordinance, rule, regulation, writ, injunction, judgment, decree or order of any Governmental Entity (collectively, "Law").

                  Section 3.7 Financial Statements. Meer has delivered to Parent
(i) the financial statements of Meer as of September 29, 1995, September 27, 1996 and September 26, 1997, and for each of the fiscal years then ended, in each case accompanied by the audit opinion of Grant Thornton, LLP ("Grant Thornton") Meer's independent auditors (the "Year-End Financial Statements"),
(ii) the unaudited financial statements of Meer as of May 31, 1998 and for the eight months then ended (the "Interim Financial Statements" and, together with the Year-End Financial Statements, the "Financial Statements"). The Year-End Financial Statements (including any related notes and schedules) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied throughout the periods indicated. The Interim Financial Statements were prepared in accordance with GAAP (except for the exclusion of substantially all footnotes and the statement of cash flows), applied on a consistent basis, subject to normal year-end closing adjustments. The Financial Statements are set forth on Schedule 3.7 hereto and fairly present in all material respects the financial position of Meer as of the dates thereof and the results of operations of Meer for the periods then ended and, in addition, the Year-End Financial Statements set forth therein also fairly present in all material respects the cash flows of Meer for the periods then ended. There has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of Meer. Except as set forth on Schedule 3.7, there were no audit adjustments in excess of $10,000 proposed by Meer's Accountants with respect to any of the Financial Statements that were not accepted by Meer and appropriately reflected thereon.

                  Section 3.8 Absence of Certain Changes or Events. Except as set forth on Schedule 3.8, since September 26, 1997, (i) Meer has not conducted its business and operations other than in the ordinary course of business and consistent with past practices, or taken any actions of a type prohibited by the provisions of Section 5.1 hereof, (ii) Meer has not, directly or indirectly, declared, set aside or paid any dividend or distribution of any kind on or in respect of its shares of capital stock or redeemed or purchased any of its shares of capital stock or any Right, and (iii) there has not been any fact, event, circumstance or change affecting or relating to Meer which, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business, assets, liabilities, prospects or properties of Meer, or the ability of

Meer to consummate the Merger and the other transactions contemplated by this Agreement (a "Meer Material Adverse Effect").

                  Section 3.9 Litigation. Except as set forth on Schedule 3.9, there is no suit, action, proceeding or investigation pending or, to the knowledge of Meer or any of the Stockholders, threatened against or affecting Meer, any of its Affiliates or any of the Stockholders that relates to Meer or the Business as conducted by Meer at any time or which would, if adversely determined, impair the ability of any of the Stockholders to perform his or her obligations under this Agreement or any of the Ancillary Agreements, as defined in Section 7.2(e). Except as set forth in Schedule 3.9, there is no judgment, decree, injunction, ruling or order of any Governmental Entity outstanding or, to the knowledge of Meer or any of the Stockholders, threatened against Meer, any of its Affiliates or any of the Stockholders that relates to Meer, or the Business as conducted by Meer at any time or the Meer Common Stock.

                  Section 3.10 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.10 and for liabilities or obligations which are accrued or reserved against on the Financial Statements (including the financial statement notes thereto) or which were incurred after May 31, 1998, in the ordinary course of business and consistent with past practice and experience, Meer has no liabilities or obligations (whether absolute, accrued, contingent or otherwise).

                  Section 3.11 No Default. Meer is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles of incorporation, or by-laws (ii) any Contract to which Meer is a party or by which it or any of its properties or assets may be bound or any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Meer.

                  Section 3.12  Taxes.

                  (a) Meer has heretofore delivered or hereafter will make available to Parent true, correct and complete copies of the federal, state, local and foreign income, franchise sales and other Tax Returns, as hereinafter defined, filed by Meer for each of Meer's fiscal years in the five fiscal year-period ended September 26, 1997; none of said Tax Returns has been the subject of an audit or examination by any tax authority nor, to the knowledge of Meer or any of the Stockholders, has been noticed for such audit or examination. Meer has duly filed all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by it. Except as set forth on Schedule 3.12, Meer has not received written notice from a taxing authority in a jurisdiction where Meer does not file Tax Returns that Meer is or may be subject to taxation by that jurisdiction. All such Tax Returns are true, correct and complete in all material respects, and Meer has duly paid, all Taxes, as hereinafter defined, shown on such Tax Returns and has paid or made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. All deficiencies assessed as a result of any audit or examination of any Tax Return of Meer by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of Meer in accordance with GAAP consistently applied. Meer has not received written notice of any current audit or examination of any Meer Tax Return or tax liability and there are no proposed tax assessments, suits, actions, claims, investigations or inquiries by any tax authority with respect to Meer. Meer has heretofore delivered or will make available to Parent true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreements or arrangements to which Meer is a party, if any. Except as set forth on Schedule 3.12, no issue has been raised in any written communication to Meer during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed deficiency for any other period not so examined. Meer has not granted any extension or waiver of the statutory period of limitations applicable to any claim for any Taxes. Except as set forth on Schedule 3.12: (i) Meer is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (ii) no consent has been filed under
Section 341(f) of the Code with respect to Meer; (iii) Meer has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; (iv) Meer has not issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code, (v) Meer has not been a party to any tax allocation or tax sharing agreement or a member of an affiliated group filing a consolidated federal income Tax Return or consolidated or combined state or local return and does not have any liability for the taxes of any person under Treas. Reg. ss. 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise; (vi) there has not been a change in a method of accounting within the meaning of Code section 481 by Meer since 1988; (vii) all items that could give rise to a substantial understatement of federal income tax (within the meaning of Code section 6662(d)) were adequately disclosed on Meer's Tax Returns in accordance with Code section 6662(d)(2)(B); (viii) Meer is not a party to a closing agreement or other agreement with a taxing authority that could affect its future liability for taxes; and (ix) Meer does not hold an evidence of indebtedness of a purchaser that is subject to the installment method of gain reporting under section 453 of the Code. Meer filed an election to be treated as a S corporation effective on September 26, 1987, and, except as set forth on
Schedule 3.12, has been an S corporation since the effective date of such election, and since such date has been an S corporation in every state or other jurisdiction where it has been subject to income taxation and S corporation treatment has been available. Meer has complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Law) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable Law.

                  (b) For purposes of this Agreement (i) the term "Taxes" means all income, gross receipts, excise, sales, use, gains, payroll and withholding taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, and (ii) the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

                  Section 3.13 Title to Properties; Encumbrances. Except as set forth on Schedule 3.13 hereto, Meer has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible) shown on its books and records as being owned or leased by it, as applicable, or used in the Business, including, without limitation, all the properties and assets reflected in the balance sheet of Meer as of May 31, 1998 other than properties and assets disposed of in the ordinary course of business and consistent with past practices since May 31, 1998, in each case free and clear of all Liens, other than inchoate mechanic's, materialmen's, laborer's and carrier's liens and other similar liens arising by operation of law or statute that are not delinquent and arose in the ordinary course of business (collectively, "Permitted Liens").

                  Section 3.14  Intellectual Property.

                  (a) Meer is the sole and exclusive owner of, or has a valid license to use, all patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, rights in computer software and other proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use in connection with the Business (collectively, the "Intellectual Property"), free and clear of all Liens.

                  (b) All grants, registrations and applications for Intellectual Property that are used in the conduct of the Business (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no grant, registration or license therefor is the subject of any legal or governmental proceeding before any registration authority in any jurisdiction.

                  (c) Meer owns or has the right to use all of the Intellectual Property used by it or held for use by it in connection with the Business. Meer and the Stockholders have no notice that any third party is engaging in conduct which conflicts with or infringes in any way any Intellectual Property. The conduct of the Business as currently conducted does not conflict with or infringe in any way any proprietary right of any third party, and there is no claim, suit, action or proceeding pending or threatened against Meer (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                  Section 3.15  Compliance with Applicable Law.

                  (a) (i) Meer holds, and is in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and proposed conduct of the Business ("Meer Permits"), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the knowledge of Meer or any of the Stockholders, threatened, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other impairment of any Meer Permits, (iii) the Business is not being conducted (and has not been conducted) in violation of any applicable Law, and (iv) except as set forth on Schedule 3.15, no investigation or review by any Governmental Entity with respect to Meer is pending or, to the knowledge of Meer or any of the Stockholders, threatened and
(b) no Governmental Entity has indicated to Meer or any of the Stockholders an intention to conduct the same.

                  (b) Meer (which, for purposes of paragraphs (b) and (c) of this Section 3.15, is defined to include Meer and its Affiliates) has never participated in the Medicare, Medicaid or CHAMPUS programs or any other health care program, nor has it ever received any payment from any third-party payor (each such program and payor, a "Medical Reimbursement Program").

                  (c) Neither Meer, any of the Stockholders, nor any of their respective officers, directors or employees has ever been charged with or, to the knowledge of Meer or any of the Stockholders, investigated for committing any violation of any state or federal statute or regulation involving fraudulent and abusive practices relating to its or his participation in any Medical Reimbursement Program, including but not limited to fraudulent billing practices. Neither Meer, any of its Affiliates, any of the Stockholders or their respective Affiliates, any of their respective officers, directors or employees, nor any other persons or entities providing professional services for Meer has engaged in any of the following: (i) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Medical Reimbursement Program, or
(y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Medical Reimbursement Program; or (ii) billing a patient in violation of any Federal or State law that prohibits referrals for certain services by physicians or providers that have a financial interest in the entity receiving referrals.

                  Section 3.16  Employee Benefit Plans; ERISA.

                  (a) Schedule 3.16(a) contains a list of all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, noncompetition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six years by Meer or any entity that would be deemed a "single employer" with Meer under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee, director, shareholder, or beneficiary of Meer (whether current, former, or retired) or their beneficiaries or (ii) with respect to which Meer or any ERISA Affiliate has or has had any obligation on behalf of any such employee, director, shareholder, or beneficiary (each a "Plan" and, collectively, the "Plans"). With respect to each Plan, true and complete copies, if applicable, of the documents embodying or relating to the Plan, including, without limitation, each communication received by or furnished to Meer or any ERISA Affiliate from the Internal Revenue Service ("IRS"), the Pension Benefit Guaranty Corporation ("PBGC"), U.S. Department of Labor ("DOL"), or any other governmental authority including, without limitation, the most recent application for determination letter submitted to the IRS and the most recent determination letter received from the IRS, have been delivered to Parent.

                  (b) Except with regard to the single employer plan (within the meaning of Section 4001(a)(15) of ERISA disclosed on Schedule 3.16(b) (the "Terminated Pension Plan"), neither Meer, any ERISA Affiliate, nor any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). With regard to the Terminated Pension Plan, Meer has (i) taken all corporate actions necessary to terminate the Terminated Pension Plan, (ii) received a favorable determination letter from the Internal Revenue Service approving the qualified status of the Terminated Pension Plan upon its termination, (iii) timely filed all applicable forms with the PBGC, (iv) timely filed the final Form 5500 with the Internal Revenue Service and (v) taken all other actions as are necessary or appropriate to effectuate the termination of the Terminated Pension Plan in accordance with its terms and the Code, ERISA and other applicable Law. Neither Meer, any ERISA Affiliate, nor any of their respective predecessors is liable for or will be liable for any liability with respect to the Terminated Pension Plan.

                  (c) Meer, each ERISA Affiliate, each Plan, and each "plan sponsor" (within the meaning of Section 3(16) of ERISA) of each "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) has complied in all respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

                  (d) With respect to each of the Plans on Schedule 3.16(a):

                      (i) each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter under Revenue Procedure 93-39 or its progeny from the IRS to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the Closing that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                      (ii) all payments required by any Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by Meer as applicable, by full accruals as if all targets required by such Plan had been or will be met at maximum levels) on its financial statements;

                      (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or anticipated against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, Meer, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans;

                      (iv) the Plan complies and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code;

                      (v) no "prohibited transaction," within the meaning of
Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction");

                      (vi) no Plan is or expected to be under audit or investigation by the IRS, DOL, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

                      (vii) each Plan intended to meet requirements for tax-favored treatment under any provision of the Code, including, without limitation, Sections 79, 105, 106, 117, 120, 125, 127, 129, 132, 162(m), 404,
404A, 419, 419A, or 501(c)(9) of the Code satisfies the applicable requirements under the Code; and

                      (viii) with respect to each Plan that is funded mostly or partially through an insurance policy, neither Meer nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

                  (e) Except as provided in Schedule 3.16(e), the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder, or beneficiary of Meer (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

                  (f) Neither Meer nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

                  (g) Except as provided in Schedule 3.16(g), neither Meer, any ERISA Affiliate, nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Plan.

                  (h) No event, condition, or circumstance exists that could result in an increase of the benefits provided under any Plan or the expense of maintaining any Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing.

                  (i) Neither Meer nor any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under
Section 401(a) of the Code.

                  (j) No event, condition, or circumstance exists that would prevent the amendment or termination of any Plan.

                  Section 3.17 Labor Matters; Employment Matters. Except as set forth in Schedule 3.17: (i) there are no controversies pending or, to the knowledge of Meer or any Stockholder, threatened, between Meer and any of its employees regarding Meer's compliance with applicable wage and hour, equal employment, safety and other similar legal requirements relating to its employees, (ii) Meer is not a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization and there is, to Meer's or any of the Stockholders' knowledge, no activity involving any employees of Meer seeking to certify a collective bargaining unit or engaging in any other organizational activity; and (iii) there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any group of employees of Meer. Each of the salespersons employed by Meer are listed on Schedule 3.17 hereto. Schedule 3.17 identifies the salespersons with whom Meer has entered into employment agreements or non-competition arrangements (collectively, the "Salesperson Agreements"), accurate and complete copies of which, including all amendments thereto, have been delivered to Parent. Meer is not in breach or default, nor is there any basis for any valid claim of breach or default by Meer, under any of the Salesperson Agreements, and, to the knowledge of Meer or any of the Stockholders, no salesperson is in breach or default of his or her respective Salesperson Agreement. Except for those Salesperson Agreements specifically identified on Schedule 3.17 with respect thereto, the consummation of the transactions contemplated by this Agreement will not violate or breach any of the Salesperson Agreements or give any Salesperson subject to any of the Salesperson Agreements the right to terminate such Salesperson Agreement or materially impact such Salesperson's rights or obligations therein. Except as set forth on Schedule 3.17, all of the Salesperson Agreements are valid and binding agreements in full force and effect; provided, however, that no representation or warranty is given as to the enforceability of any noncompetition agreement or covenant included therein. Meer has previously provided to Parent a list of the names, office locations, hire date and year-to-date compensation of all full- and part-time employees of Meer as of June 30, 1998. No employee of Meer has received any salary increase not reflected on the ADP computer printouts provided to representatives of Parent at Meer's offices on July 30, 1998. No employee of Meer has indicated to Meer as of the date of this Agreement that he or she is considering terminating his or her employment. Meer has complied in all material respects with all applicable wage and hour, equal employment, safety and other legal requirements relating to its employees.

                  Section 3.18  Environmental Laws and Regulations.

                  (a) For purposes of this Agreement, the term "Environmental Laws" means all federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

                  (b) Except as set forth on Schedule 3.18(b), all of the current and past operations of Meer and the real property formerly or presently owned, leased or otherwise used by Meer, including any operations at or from any real property presently or formerly owned, used, leased, occupied, managed or operated by Meer, (collectively, the "Real Property"), comply and have at all times complied with all applicable Environmental Laws. Meer has not engaged in, authorized, allowed or suffered any operations or activities upon any of the Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping or disposal of any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law ("Hazardous Substances") at, on, under or from the Real Property, except in full compliance with all applicable Environmental Laws.

                  (c) Neither Meer's assets nor the Real Property contain any Hazardous Substances in, on, over, under or at it, in concentrations which would violate any applicable Environmental Laws or would be reasonably likely to result in the imposition of liability or obligations on the present or former owner, manager, or operator of the Real Property under any applicable Environmental Laws, including any liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Real Property.

                  (d) None of the Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state or locality. Meer has not received any notice, whether oral or written, from any Governmental Entities or third party of any actual or threatened claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety or any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium (the "Environment") of whatever kind or nature by any party, entity or authority, (i) which have been incurred as a result of (x) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property, (y) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by Meer or (z) the violation of or non-compliance with any Environmental Laws or (ii) which arise under the Environmental Laws ("Environmental Liabilities") with respect to the Business as conducted by Meer at any time, Meer's assets or Real Property.

                  (e) Except as set forth on Schedule 3.18(e), there are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances for use in the ordinary course of the business of Meer, which are stored and maintained in full compliance with all applicable Environmental Laws) in, on, over, under or at any Real Property.

                  (f) There are no conditions existing at any Real Property or with respect to the assets or the Business, that require, or which with the giving of notice or the passage of time or both will reasonably likely require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws.

                  (g) Meer has all the permits, licenses, authorizations and approvals necessary for the conduct of the Business and for the operations on, in or at the Real Property (the "Environmental Permits"), which are required under applicable Environmental Laws. Meer is in full compliance with the terms and conditions of all such Environmental Permits, and no reason exists why Parent would not be capable of continued operation of the Business in full compliance with the Environmental Permits and the applicable Environmental Laws.

                  (h) Meer has provided to Parent all environmental reports, assessments, audits, studies, investigations, data, Environmental Permits and other written environmental information in its custody, possession or control concerning Meer's assets, the Business as conducted by Meer at any time and the Real Property.

                  (i) Meer has not contractually, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person or entity.

                  Section 3.19 Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Meer or any of the Stockholders which has or could reasonably be expected to have (after giving effect to the consummation of the Merger) the effect of prohibiting or impairing the business practices of Meer as currently practiced, the acquisition of property by Meer or the conduct of the Business as currently conducted by Meer.

                  Section 3.20 Accounting Matters. Neither Meer, any of its directors or officers nor any of the Stockholders, has taken any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the relevant pronouncements of the Securities and Exchange Commission (the "Commission").

                  Section 3.21 Affiliate Transactions. Except as set forth in
Schedule 3.21, there are no Contracts or other transactions between Meer on the one hand, and any (i) officer or director of Meer or any Stockholder or (ii) Affiliate or family member of any such officer or director or any Stockholder, on the other hand.

                  Section 3.22 Brokers. No broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Meer except BancAmerica Robertson Stephens pursuant to the express terms of the letter agreement between Meer and BancAmerica Robertson Stephens dated November 19, 1997 (the "BankAmerica Engagement Letter"), which remains in full force and effect and has not been amended. A true and correct copy of the BancAmerica Letter Agreement has been delivered to Parent.

                  Section 3.23 Certain Tax Matters. Neither Meer, any of its directors or officers nor any of the Stockholders knows of any fact or circumstance relating to Meer, the Business or its capital stock, or has taken any action, which would be reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

                  Section 3.24 Accounts Receivable. Schedule 3.24 contains a complete and accurate summary aging of all of the accounts and notes receivable of Meer set forth on the books and records of Meer as of May 31, 1998. Except as set forth on Schedule 3.24, all of the accounts and notes receivable of Meer:
(i) represent sales actually made in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, (iii) are good and collectible in full in time periods that are customary in the industry at the aggregate recorded amounts thereof net of the reserve therefor without right of recourse, defense (other than warranty claims in the ordinary course of business consistent in type and aggregate amount with past practice), deduction, return of goods, counterclaim or offset, and (iv) have not been extended or rolled over in order to make them current.

                  Section 3.25 Inventory. Except to the extent of the reserve therefor reflected on the books and records of Meer, (i) all inventory of Meer is of merchantable quality and is usable and salable at normal profit margins for Meer and in accordance with Meer's historical sales practices in the ordinary course of the business of Meer; (ii) such inventory does not include any items which are obsolete, damaged, excessive (i.e., more than a six-month supply or such longer period with respect to any specific items as may be in accordance with industry practice), below standard quality or slow moving (i.e., items that are for discontinued or expected to be discontinued product lines, or items that have not been used or sold within 6 months prior to the date hereof or such longer period with respect to any specific items as may be in accordance with industry practice); and (iii) the Inventory amount shown on the Interim Financial Statements is true and correct. Notwithstanding clause (iii) above, should the Inventory Amount be less than that shown on the Interim Financial Statements but any other current asset amount is greater or any other current liability is lesser than the amounts shown on the Interim Financial Statements, then the foregoing representation shall not be deemed violated to the extent of such excesses.

                  Section 3.26 Real and Personal Property. Schedule 3.26 contains a complete and correct list of all real property (including buildings and structures) owned or leased by Meer and all interests therein (including a brief description of the property, the record title holder, the location and the improvements thereon). All such real property, buildings and structures, and the equipment therein, and the operations and maintenance thereof, comply with any applicable agreements and restrictive covenants and conform in all material respects to all applicable legal requirements, including those relating to health and safety, land use and zoning, and all work required by law to be done by Meer or any of the Stockholders or any of their respective Affiliates as landlord or tenant has been duly performed. No condemnation or other proceeding is pending or, to the knowledge of Meer or any of the Stockholders, threatened which would affect the use of any such property by Meer. Schedule 3.26 contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by Meer with a net book value of over $5,000 and all interests therein as of June 24, 1998. Meer's buildings and other structures, equipment and other physical assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

                  Section 3.27 Insurance. Schedule 3.27 contains a complete and correct list of all policies of insurance of any kind or nature covering Meer, including, without limitation, policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such policies are (i) valid, outstanding and enforceable policies in full force and effect, and (ii) sufficient for compliance with all requirements of law and of all applicable Contracts. Complete and correct copies of all such policies have been furnished to Parent. Meer has not been denied any insurance coverage which it has requested or made any material reduction in the scope or change in the nature of its insurance coverage.

                  Section 3.28 Books and Records. The books and records of Meer are complete and correct in all material respects and have been maintained in accordance with good business practices consistently applied. The minute books of Meer contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of Meer.

                  Section 3.29 Illegal Payments. Meer and its officers and agents have not made any illegal payments to, or provided any illegal benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to Meer.

                  Section 3.30 Officers and Directors; Bank Accounts, etc.
Schedule 3.30 lists: (i) all officers, directors and fiduciaries of Meer; (ii) all bank accounts and safe deposit boxes maintained by Meer and all authorized signatories therefor, specifying their respective authority; and (iii) all credit cards under which employees of Meer may incur liability, and the persons holding such cards. No person or entity holds any general or special power of attorney from Meer.

                  Section 3.31  Customers and Suppliers.

                  (a) Schedule 3.31(a) hereto sets forth a list of Meer's 50 largest customers (including the addresses) in order of dollar volume of sales for its last fiscal year and for the period from the end of the last fiscal year through May 31, 1998, showing the approximate total sales in dollars by Meer to each such customer each such period.

                  (b) Schedule 3.31(b) hereto sets forth a list of the 25 largest suppliers of Meer in order of dollar volume of purchases for its last fiscal year and for the period from the end of the last fiscal year through May 31, 1998, showing the approximate total purchases in dollars by Meer from each such supplier during each such period.

                  (c) Except as set forth on Schedule 3.31(c): (i) Meer is not engaged in any disputes with customers or suppliers except for minor returns, warranty claims (with respect to which no litigation has been commenced or threatened), bill adjustments and similar disputes in the ordinary course of business not exceeding $25,000 with respect to any single return, bill adjustment or similar dispute and which individually or in the aggregate do not result in a Meer Material Adverse Effect, and (ii) there has not been any adverse change, and there are no facts known to Meer or any of the Stockholders which may reasonably be expected to indicate that any adverse change may occur, in the business relationship of Meer with any customer or supplier named on
Schedule 3.31(a) or Schedule 3.31(b). To the knowledge (excluding knowledge held by participants in the dental distribution industry in general) of Meer or any of the Stockholders and except as set forth on Schedule 3.31(c), none of the customers or suppliers named on Schedule 3.31(a) or Schedule 3.31(b) is considering termination, non-renewal or any adverse modification of its arrangements with Meer, and the transactions contemplated by this Agreement will not, to the knowledge of Meer or any of the Stockholders, have any adverse effect on Meer's relationship with any of such suppliers or customers.

                  (d) Schedule 3.31(d) hereto sets forth a complete and accurate summary aging of all accounts payable over $1,000 of Meer as of May 31, 1998 prepared in accordance with Meer's past practice of preparing accounts payable schedules.

                  Section 3.32  Contracts and Commitments.

                  (a) The contracts listed on Schedule 3.32 hereto are all of the Contracts, written or oral, to which Meer is a party or as to which it or any of its properties are bound or which otherwise relate to the Business (excluding any Contract entered into in the ordinary course of Business that involves the payment, commitment or guarantee by Meer of, or Meer's indemnity or liability for, less than $5,000 over the next 12 months and less than $25,000 over the balance of the term of such Contract).

                  (b) Meer is not in breach or default, nor is there any basis for any valid claim of breach or default by Meer, under any Contract. Except as set forth on Schedule 3.6, all Contracts are valid and in full force and effect, and consummation of the transactions contemplated by this Agreement will not cause any Contract to cease to be valid and in full force and effect. Accurate and complete copies of all Contracts, including all amendments thereto, have been heretofore delivered to Parent. Except as set forth on Schedule 3.6, the transactions contemplated by this Agreement will not constitute a change of control under, or require the consent from or the giving of notice to any party pursuant to, the terms, conditions or provisions of any Contract to which Meer is a party.

                  Section 3.33 Disclosure. No representation or warranty by Meer and the Stockholders in this Agreement contains an untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein not misleading. Neither Meer nor any of the Stockholders is aware of any matter that could reasonably be expected to have a Meer Material Adverse Effect that has not been disclosed in writing to Parent. The filing made on June 17, 1998 by Edward M. Meer as Trustee of the Edward M. Meer Trust with respect to the Merger under the HSR Act complied in all material respects with the applicable requirements for such filing under the HSR Act.

                  Section 3.34  Stockholders' Investment Intent.

                  (a) Subject to their rights under the Registration Rights Agreement (as hereinafter defined), each of the Stockholders is acquiring shares of Parent Common Stock pursuant hereto for such Stockholder's own account for investment and not with a view to the resale or distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "Securities Act").

                  (b) Each of the Stockholders understands that the shares of Parent Common Stock to be received by him hereunder have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available.

                  (c) Each of the Stockholders has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock to be received by him hereunder and is a "Accredited Investor" within the meaning of Rule 501 promulgated under the Securities Act.

                  (d) Parent has made available to each of the Stockholders at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and to obtain any additional information concerning Parent which Parent possesses or can acquire without unreasonable effort or expense.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent represents and warrants to Meer as follows:

                  Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

                  Section 4.2 Capitalization. The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.01 (the "Parent Preferred Stock"). As of August 2, 1998, (i) approximately 36,000,000 shares of Parent Common Stock and four (4) shares of Parent Preferred Stock were issued and outstanding and (ii) options to acquire approximately 4,500,000 shares of Parent Common Stock (the "Parent Stock Options") were outstanding. The shares of Parent Common Stock issuable in exchange for shares of Meer Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. The shares of Parent Common issuable upon exercise of the options to be granted to Meer Executives, as hereinafter defined in Section 7.2(e), in connection with the Merger have been duly authorized, and when issued against the payment therefor, will be validly issued, fully paid, nonassessable and free from pre-emptive rights. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which 100 shares are issued and outstanding as of the date hereof. All of such shares are owned beneficially and of record by Parent and are fully paid and nonassessable.

                  Section 4.3 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated on its part hereby have been duly authorized by their respective Boards of Directors, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or for Parent and Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

                  Section 4.4 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of Parent or the Articles of Incorporation or By-Laws of Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with or in order to comply with the applicable provisions of the HSR Act, the Securities Act, the Securities Exchange Act, state securities or "blue sky" laws, the By-Laws of the National Association of Securities Dealers (the "NASD"), and the filing and recordation of a Certificate of Merger as required by the Act, or (iii) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets.

                  Section 4.5 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act since December 27, 1997 (collectively, the "Parent SEC Reports"), and has previously made available to Meer true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Both the audited consolidated financial statements of Parent (including the related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 27, 1997, as amended, and the unaudited consolidated financial statements of Parent (including any related notes and schedules) included (incorporated by reference) in any quarterly or current reports filed by Parent pursuant to the Exchange Act subsequent to the filing of such Form 10-K, as amended, (i) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) subject, in the case of the unaudited consolidated financial statements, to year-end closing adjustments and the lack of full footnote presentations and except that the presentation and disclosures in such statements conform with the applicable rules of the Exchange Act but include all adjustments necessary to conform to GAAP requirements with respect to interim financial statements, and (ii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended.

                  Section 4.6 Brokers. No broker, finder or financial advisor is entitled to any brokerage finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub except Cleary Gull Reiland and McDevitt Inc. ("Cleary Gull"), which remains in full force and effect and has not been amended.

                  Section 4.7 Certain Tax Matters. Neither Parent, Sub nor any of their officers or directors has taken any action that would be reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

                  Section 4.8 Accounting Matters. Neither Parent nor any of its directors, officers or, to Parent's knowledge, stockholders has taken any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the relevant pronouncements of the Securities and Exchange Commission.


                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  Section 5.1 Conduct of Business by Meer Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement or described on Schedule
5.1 hereto:

                  (a) Meer shall conduct, and the Stockholders shall cause Meer to conduct, its business only in the ordinary and usual course consistent with past practice, and Meer shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve its business relationships with customers, suppliers and other third parties;

                  (b) Meer shall not, and the Stockholders shall not permit Meer to (i) amend its articles of incorporation or by-laws, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) except as provided in Section 6.8, declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock;

                  (c) Meer shall not, and the Stockholders shall not permit Meer to (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), (ii) merge or consolidate with another entity, (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice, (iv) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice, (v) incur, assume, guarantee, secure or prepay any indebtedness (including, without limitation, capitalized lease obligations) or any other liabilities other than in the ordinary course of business and consistent with past practice, (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (vii) make any loans, advances or capital contributions to, or investments in, any other person, (viii) authorize or make capital expenditures in excess of the amounts currently budgeted therefor and disclosed to Parent,
(ix) permit any insurance policy naming Meer as a beneficiary or a loss payee to be modified, canceled or terminated, except in connection with the simultaneous issuance of a replacement policy providing equivalent coverage, or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (d) Meer shall not, and the Stockholders shall not permit Meer to (i) adopt, enter into, terminate or amend (except as may be required by applicable Laws) any Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in salaried compensation in the ordinary course of business consistent with past practice), or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Plan;

                  (e) Meer shall not, and the Stockholders shall not permit Meer to, take any action with respect to, or make any change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP;

                  (f) Neither Meer nor any of the Stockholders shall not take any action that would jeopardize (i) the treatment of Parent's acquisition of Meer as a pooling of interests for financial accounting purposes; or (ii) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

                  (g) Meer will make or cause to be made all necessary filings with all Governmental Entities; and

                  (h) Meer shall promptly provide to Parent a copy of all correspondence and written communications received from or supplied to any Governmental Entity.

                  Section 5.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless Meer shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement, neither Parent nor Sub shall take any action that would jeopardize (i) the treatment of Parent's acquisition of Meer as a pooling of interests for financial accounting purposes or (ii) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  Section 6.1  Access and Information.

                  (a) Each of Meer and Parent shall (and shall cause its officers, directors, employees, auditors and agents to) afford to the other and to the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

                  (b) Parent shall retain an environmental consultant reasonably acceptable to Meer to undertake a Phase I environmental assessment of each real property owned or leased by Meer and used for the Business in accordance with a Phase I scope of work generally followed by nationally recognized environmental consulting firms and the protocol established by the American Society for Testing and Materials, "Standard Practice for Environmental Site Assessments:
Phase I Environmental Site Assessment Process", E-1527-97. Meer shall provide all necessary or appropriate access to said real properties for the conduct of the Phase I environmental assessment and shall provide to Parent or the environmental consultant any and all information concerning the environmental condition of the real properties in their custody, possession or control, including, all reports, data, assessments, investigations, tests.

                  (c) Unless otherwise required by law, each party agrees that it and its directors, officers, employees, partners, Affiliates, financing sources, agents, advisors or representatives (collectively, "Representatives") shall hold in confidence all non-public information so acquired or otherwise disclosed to him, her or it in connection with this Agreement or the transactions contemplated hereby and make no use of such confidential information except in connection with this Agreement; provided, however, that neither Meer or the Stockholders (the "Meer Parties"), on the one hand, nor Parent nor Sub (the "Parent Parties"), on the other hand, shall be required to maintain the confidentiality of any confidential information that (i) becomes generally available to the public other than as a result of a disclosure by the Meer Parties or Parent Parties, as the case may be, or their respective Representatives, (ii) were available to the Meer Parties or Parent Parties, as the case may be, on a non-confidential basis prior to the disclosure of such information pursuant to this Agreement, provided that the source of such information was not known by the Meer Parties or Parent Parties, as the case may be, or their Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any of the Meer Parties or Parent Parties, as the case may be, or any of their affiliates, with respect to such material, or (iii) becomes available to the Meer Parties or Parent Parties, as the case may be, on a non-confidential basis from a source other than the Meer Parties or Parent Parties, as the case may be, or their Representatives, provided that the source of such information was not known by any of the Meer Parties or Parent Parties, as the case may be, or their Representatives, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Meer Parties or Parent parties, as the case may be, or any of their affiliates. Notwithstanding anything in the foregoing to the contrary, a party may disclose confidential information if and to the extent that such party has been advised by counsel that such disclosure is required under applicable Laws and, prior to such disclosure, if practical, such party, to the extent not otherwise prohibited from doing so under applicable Laws, promptly advise and consult with Meer or Parent, as applicable, concerning the information proposed to be so disclosed.

                  Section 6.2 No Solicitation. Prior to the Effective Time, Meer and the Stockholders agree that neither they, any of their respective Affiliates, nor any of the respective directors, officers, employees (under authorization of Meer or any of the Stockholders), agents or representatives of the foregoing will, directly or indirectly, solicit, initiate, facilitate, cooperate with or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Meer or the acquisition of all or any significant assets or capital stock of Meer taken as a whole or any recapitalization, liquidation or dissolution or similar transaction including Meer (each, an "Acquisition Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Parent and its Representatives) with respect to any Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Meer and the Stockholders agree to advise Parent promptly in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, Meer, any of the Stockholders or any of their respective Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its Representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request, the status thereof, as well as any actions taken or other developments pursuant to, or caused by, this Section 6.2.

                  Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Meer and the Stockholders will furnish to Parent and Sub, and Parent and Sub will furnish to Meer and the Stockholders, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Without limiting the generality of the foregoing, as promptly as practicable, Meer, the Stockholders, Parent and Sub shall make all additional filings and submissions under the HSR Act as may be reasonably required to be made in connection with the transactions contemplated by this Agreement

                  Section 6.4 Expenses. Except as hereinafter provided in this
Section 6.4 and in Article IX, each of Meer, the Stockholders, Sub and Parent shall separately bear his, her or its own expenses, including the fees and disbursements of counsel, investment bankers and accountants, incurred in connection with this Merger Agreement, the Merger and the transactions contemplated by this Agreement. Notwithstanding the foregoing: Parent (x) has paid (and will not be entitled to reimbursement for) the filing fees (an aggregate of $90,000) for the filings heretofore made by Parent and Edward M. Meer as Trustee of the Edward M. Meer Trust under the HSR Act and
(y) shall pay to BancAmerica Robertson Stephens at the Closing in immediately available funds the fee payable under the BancAmerica Letter Agreement and the aggregate number of shares constituting the Merger Shares shall be reduced (rounded to the nearest whole share) by the quotient obtained by dividing the aggregate amount of the fee payable under the BancAmerica Letter Agreement by $38, and the resulting reduced number of Merger Shares shall be used for all purposes under Section 2.1(a), and (z) no separate allocation of the fees and disbursements incurred in connection with the negotiation, execution and delivery of the Merger Agreement, the Registration Rights Agreement or the Ancillary Agreements need be made to any Stockholder.

                  Section 6.5 Public Announcements. Meer and the Stockholders agree that it and they will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without the prior consent of Parent; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law and (ii) the party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of about the form and substance of such disclosure. Parent and the Sub agree that, prior to the Effective Time, they will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without the prior consent of Meer; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law and (ii) the party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of) the Meer about the form and substance of such disclosure.

                  Section 6.6 Supplemental Disclosure. Meer and the Stockholders shall give prompt notice to Parent, and Parent shall give prompt notice to Meer, of (i) the occurrence, or non-occurrence, of any event known to Meer or any of the Stockholders, the occurrence or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Meer, any Stockholder, Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available hereunder or under applicable Law to any party.

                  Section 6.7 Stock Transfers. The Stockholders shall hold the Merger Shares subject to all applicable provisions of the Securities Act and the rules and regulations promulgated by the Commission thereunder and shall not make an illegal "distribution" (within the meaning of the Act and Rule 145 promulgated thereunder) of such Parent Common Stock. In addition, the Stockholders shall hold the Merger Shares subject to the applicable requirements for pooling of interest accounting under Accounting Principles Board Opinion No. 16, the interpretation releases pursuant thereto and the pronouncements of the Commission. Without limiting the generality of the foregoing, the Stockholders:

                  (a) shall not sell any Parent Common Stock until after the publication of financial results reflecting the combined operating results of Parent and Meer for a period of not less than 30 days from and after the Effective Time;

                  (b) shall not transfer any Parent Common Stock unless (i) Parent shall have been furnished with an opinion of counsel, in form and substance reasonably satisfactory to Parent's counsel, that registration under the Securities Act is not required in respect of such transfer or (ii) a registration statement covering the shares proposed to be transferred and the proposed transfer thereof has been filed by Parent with the Commission and has become effective under the Securities Act; and

                  (c) shall consent to the imposition of legends on Parent Common Stock to be received by them in connection with the Merger to the effect that such Parent Common Stock may not be sold except in compliance with the Securities Act and is subject to the transfer restrictions provided for in this
Section 6.7.

                  Section 6.8  Certain Tax Matters.

                  (a) After the Closing Date, Meer will not amend in any material respect, or consent to any material adjustment to, any Meer Return (or any other federal or state income tax return for any taxable year ended on or before the Closing Date) in a manner that would increase the tax liability of the Stockholder without the Stockholder's written consent, which shall not be unreasonably withheld.

                  (b) On the Closing Date Meer shall distribute to the Stockholders, pro rata in accordance with their respective holdings of Meer Common Stock, an aggregate of $2,010,719.04 (the "Distribution Amount"), representing 44% of the estimated taxable income for Meer for the fiscal period ("Fiscal Period") ending on the Closing Date.

                  (c) A final determination ("Determination") of the taxable income of Meer for the Fiscal Period ending on the Closing Date shall be undertaken and completed within seventy-five (75) days of the Closing Date. The Determination shall be computed in a manner consistent with the computation of Meer's taxable income for prior fiscal years. The Determination shall be undertaken by the Parent's certified public accountants. Upon completion of the Determination, the Parent shall notify the Stockholders of the actual taxable income amount ("Amount"). The Stockholders shall have a period of fifteen (15) days after receipt of notice of the Amount to review the Parent's calculations with respect to the same and to deliver to the Parent written notification of any dispute concerning the Determination, along with a brief explanation in reasonable detail to support the Stockholders' position in respect thereof. The Parent's certified public accountants will cooperate with the Stockholders in connection with the Stockholders' review of the Parent's calculations, work papers and other information compiled by the Parent or its certified public accountants in connection with the calculation of the Amount. In the event of any dispute with respect to the Amount, the Parent and Stockholders shall consult to resolve any dispute for a period of twenty (20) business days following notification thereof. If such twenty (20) day consultation period expires and the dispute has not been resolved, the dispute shall be submitted to a certified public accounting firm agreeable to the Stockholders and Parent, the cost of which shall be borne equally by the Stockholders and Parent. In the event the parties are unable to agree upon an independent certified public accounting firm, the Parent and the Stockholders shall each select one such certified public accounting firm, and the firm so selected shall select a third, independent certified public accounting firm. The independent certified public accounting firm mutually agreed upon by the Parent and Stockholders (or in the event they are unable to agree, an independent certified public firm selected by the accounting firms selected by the Parent and Stockholders as provided in the immediately preceding sentence) (the "CPA Firm") shall make its determination of the Amount, which determination will be final and binding upon the parties hereto. Payment of any adjustment of the Distribution Amount pursuant to this Section 6.8(c) and the fees and expenses of the CPA Firm shall be made by the appropriate party or parties within ten (10) days after completion of the Determination or resolution of any disputes by the independent certified public accounting firms, whichever shall last occur.

                  Section 6.9 Dissenters Rights; Authorization and Approval. (i) Meer and each of the Stockholders shall cause the Certificate of Amendment to Meer's Articles of Incorporation described in Section 7.1(j) to be filed as promptly as is practicable; (ii) Meer and each of the Stockholders shall promptly thereafter take all corporate action to authorize or ratify the execution and delivery by Meer of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger; and
(iii) each of the Stockholders hereby waives any dissenter's rights that such Stockholder may have, whether under the Act or otherwise, to the fullest extent permitted under applicable law and irrevocably covenants not to exercise any such rights and irrevocably covenants to take all such action as may be necessary or appropriate to extinguish all such rights as quickly as is possible.

                  Section 6.10 Lease Amendment. Meer and the Stockholders shall have caused (i) each of the leases listed on Schedule 3.26 between Meer and any Affiliate of any of the Stockholders to be amended so that they will terminate on the first anniversary of the Closing Date, provided that Parent may renew any or all of said leases for up to three successive one-year terms upon notice given to Meer at least ninety days prior to the expiration date then in effect, and (ii) the rent payable under the lease for the Canton, Michigan facility shall be reduced by $50,000 a month (and all rental increases shall be adjusted proportionally, if applicable).


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                  (a) HSR Approval. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the U.S. Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

                  (b) No Order. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which enjoins, materially restricts, restrains or prohibits the transactions contemplated hereby, including the consummation of the Merger, or has the effect of making the Merger illegal; provided, however, that the party or parties asserting this condition shall have used their reasonable best efforts (as required under Section 6.3) to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                  (c) Approvals. Other than the filing of the Certificate of Merger in accordance with the Act, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain, make or occur would individually, or in the aggregate have a material adverse effect at or after the Effective Time on Parent and its subsidiaries (including, without limitation, the Surviving Corporation), taken as a whole, shall have been obtained or filed or have occurred.

                  (d) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the Merger illegal.

                  Section 7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

                  (a) Representations and Warranties. The representations and warranties of Meer and the Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed by each of the Stockholders and, on behalf of Meer, by the chief executive officer or the chief financial officer of Meer, to such effect.

                  (b) Performance of Obligations of Meer and the Stockholders. Each of Meer and the Stockholders shall have performed in all material respects all obligations required to be performed by such person under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed by each of the Stockholders and, on behalf of Meer, by the chief executive officer or the chief financial officer of Meer, to such effect.

                  (c) Letters of Resignation. Parent and Sub shall have received letters of resignation addressed to Meer from each of the members of Meer's board of directors, which resignations shall be effective as of the Effective Time.

                  (d) Pooling Letter. Parent shall have received from BDO Seidman, LLP a letter, dated the Closing Date and addressed to Parent, to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes in accordance with GAAP, and Parent shall have received from Meer, with the consent of Grant Thornton, a copy of a letter, dated the Closing Date, of such firm addressed to Meer to the effect that, based upon inquiries and their examination of the financial statements of Meer, they are not aware of any condition relating to Meer that would preclude the use of pooling of interests treatment of the Merger for financial reporting purposes in accordance with GAAP.

                  (e) Ancillary Agreements. Each of Brian Meer, Ted Handelsmann, Al Molnar and Robert Meer shall have executed and delivered an employment agreement with Meer and option agreement with Parent substantially in the respective forms, including exhibits thereto, attached as Exhibit 7.2(e) (collectively, the Ancillary Agreements").

                  (f) Legal Opinion. Parent shall have received from Meer's counsel, Maddin, Hauser, Wartell, Roth, Heller & Pesses, P.C., ("Maddin Hauser") an opinion, dated the Closing Date, in form and substance reasonably satisfactory to Parent, which opinion may rely on an opinion of local counsel as to matters of New York law, provided that such local counsel and its opinion are reasonably satisfactory to Parent and a copy of such opinion is (with the consent of such local counsel set forth therein) attached to Maddin Hauser's opinion (or, alternatively, such local counsel opinion may be addressed and delivered directly to Parent).

                  (g) Tax Opinion. Parent shall have received an opinion from Proskauer Rose, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                  (h) Lease Amendments. The lease amendments provided for in
Section 6.8 shall have been effected in writings in form and substance reasonably satisfactory to Parent.

                  (i) Appraisal Rights; Surrender for Conversion. Appraisal rights shall not have been asserted in connection with the Merger with respect to 10% or more of the outstanding shares of Meer Common Stock and no Stockholder shall have dissented with respect to less than all of its shares of Meer Common Stock. Each of the outstanding shares of Meer Common Stock shall have been tendered for conversion pursuant to Section 2.20.

                  (j) Certificate of Amendment. Meer shall have filed a duly authorized and executed Certificate of Amendment to its Articles of Incorporation reversing the Certificate of Amendment to its Articles of Incorporation approved by stockholders on July 31, 1998 and Meer and the Stockholders shall have taken all action reasonably requested by Parent (or otherwise necessary or advisable) in order to carry out the intent and purposes of Section
6.9 of this Agreement.

                  Section 7.3 Conditions to Obligation of Meer and Stockholders to Effect the Merger. The obligation of Meer to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects, as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and (ii) Meer shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent, to such effect.

                  (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Meer shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent, to such effect.

                  (c) Legal Opinion. Meer and the Stockholders shall have received from Parent's counsel, Proskauer Rose LLP, an opinion in form and substance reasonably satisfactory to Meer and the Stockholders, which opinion may rely on an opinion of local counsel as to matters of Michigan law, provided that such local counsel and its opinion reasonably satisfactory to Meer and a copy of such opinion is (with the consent of such local counsel set forth therein) attached to Proskauer Rose LLP's opinion (or, alternatively, such opinion may be addressed and delivered directly to Meer and the Stockholders).

                  (d) Other Agreements. Parent shall have executed and delivered the Registration Rights Agreement and each of the option agreements included in the Ancillary Agreements.


                                  ARTICLE VIII

                                   TERMINATION

                  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time.

                  (a) by mutual consent of Parent and Meer;

                  (b) by either Parent or Meer, if the Merger shall not have been consummated before August 20, 1998 (unless, in the case of any such termination pursuant to this Section 8.1(b), the failure to so consummate the Merger by such date shall have been caused by the action or failure to act of the party seeking to terminate this Agreement (or Sub, in the case of termination being sought by Parent, or any Stockholder, in the case of termination being sought by
Meer), which action or failure to act constitutes a breach of this Agreement);

                  (c) by Parent, if (i) there has been a misrepresentation or breach in any material respect in or of any representation or warranty of Meer or any of the Stockholders or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Meer or any of the Stockholders, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to Meer;

                  (d) by Meer, if (i) there has been a misrepresentation or breach in any material respect in or of any representation or warranty of Parent or Sub or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent or Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Meer to Parent; and

                  (e) by either Parent or Meer, if any permanent injunction or action by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this
Section 8.1(e) shall have used all reasonable efforts to remove such injunction or overturn such action;

                  Section 8.2  Effect of Termination.

                  (a) In the event of the termination of this Agreement pursuant to this Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 8.2, Section 6.1 (solely with respect to confidentiality) and Section 6.4, which provisions shall survive such termination, and except that nothing in this Section 8.2 shall relieve any party from liability that such party would otherwise have for any misrepresentation or breach of representation, warranty, covenant or agreement in this Agreement.

                  (b) If Parent shall have terminated this Agreement pursuant to
Section 8.1(c) (or would have so terminated this Agreement but for any prior termination of this Agreement by Meer pursuant to Sections 8.1(b) or 8.1(e) prior to the expiration of the 30 day cure period provided for in Section 8.1(c), if applicable) as a result of a willful breach by Meer or any Stockholder (including, without limitation, any willful breach under Section 6.9), Meer shall pay to Parent, as liquidated damages and not as a penalty, seven and one-half million dollars ($7,500,000) plus Parent's reasonably documented out-of-pocket expenses. Such liquidated damage amounts shall be payable no later than five business days after such termination.

                  (c) If Meer shall have terminated this Agreement pursuant to
Section 8.1(d) (or would have so terminated this Agreement but for any prior termination of this Agreement by Parent pursuant to Sections 8.1(b) or 8.1(e) prior to the expiration of the 30 day cure period provided for in Section 8.1(d), if applicable) as a result of a willful breach by Parent or Sub, Parent shall pay to the Company, as liquidated damages and not as a penalty, seven and one-half million dollars ($7,500,000) plus Meer's reasonably documented out-of-pocket expenses. Such liquidated damage amounts shall be payable no later than five business days after such termination.

                  (d) If this Agreement terminates for any reason other than a termination as a result of which Parent is obligated to pay Meer liquidated damages pursuant to Section 8.2(c), and (i) within six months after such termination Meer or one or more of the Stockholders consummates or enters into a definitive agreement with respect to an Acquisition Transaction and (ii) prior to the termination of this Agreement a willful material breach of Section 6.2 occurred, then Meer shall pay to Parent, as liquidated damages and not as a penalty, seven and one-half million dollars ($7,500,000) plus Parent's reasonably documented out-of-pocket expenses. Such liquidated damage amounts shall be payable on the date such Acquisition Transaction is consummated or such definitive agreement is entered into, as applicable.


                                   ARTICLE IX

                                 INDEMNIFICATION

                  Section 9.1 Survival of Representations and Warranties. All representations and warranties contained in Articles III and IV of this Agreement shall survive until the first anniversary of the Closing.

                  Section 9.2  Indemnification by Stockholders.

                  (a) Subject to Section 9.3(a), from and after the Closing the Stockholders shall, jointly and severally, indemnify and save Parent, its Subsidiaries (including, without limitation, the Surviving Corporation), and their respective Affiliates, directors, officers, employees, agents, counsel and representatives and all of their successors and assigns (collectively, the "Parent Claimants" and, individually, a "Parent Claimant") harmless from, and defend each of them from and against, any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever, including reasonable attorneys' fees (collectively, "Losses"), imposed upon or incurred by the Parent Claimants constituting, resulting from or arising out of (i) any misrepresentation or breach of any representation or warranty of Meer or any of the Stockholders contained in this Agreement or (ii) any breach of any covenant or obligation of Meer or any of the Stockholders contained in this Agreement. Without limiting the generality of the foregoing and subject to Section 9.3(a), the Stockholders shall pay any Parent Claimant who is successful asserting any claim for indemnification hereunder an amount sufficient to put such Parent Claimant in the same position it would have been in had such representation or warranty been accurate or had such covenant or obligation not been breached, as the case may be, net of any tax benefit received by such Parent Claimant due to such Losses (after taking into account any amounts to be received hereunder).

                  (b) Subject to Section 9.3(b), from and after the Closing, Parent shall indemnify and save the Stockholders and their respective Affiliates, beneficiaries, heirs, executors, successors and assigns (collectively, the "Stockholder Claimants" and, individually, a "Stockholder Claimant") harmless from and defend each of them from and against any and all Losses imposed upon or incurred by the Stockholder Claimants, constituting, resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of Parent or Sub contained in Sections 4.1, 4.2, 4.3, 4.4, the last sentence of Section 4.5, 4.6, 4.7 or 4.8 of this Agreement or
(ii) any material breach of any covenant or obligation of Parent or Sub contained in this Agreement or the Registration Rights Agreement. Without limiting the generality of the foregoing and subject to Section 9.3(b), Parent shall pay any Stockholder Claimant who is successful asserting any claim for indemnification hereunder an amount sufficient to put the Stockholder Claimant in the same position it would have been in had such representation or warranty been accurate or had such covenant or obligation not been breached, as the case may be, net of any tax benefit received by the Stockholder Claimant (after taking into account any amounts to be received hereunder).

                  Section 9.3  Limitations on Indemnification.

                  (a) The Parent Claimants will not be entitled to such indemnification under Section 9.2(a) unless and until the aggregate amount of all Losses incurred by the Parent Claimants exceeds $1,125,000 (the "Basket Amount"), in which event the Parent Claimants will be entitled to indemnification for all Losses so incurred, not just Losses in excess of the Basket Amount. The maximum aggregate amount of indemnification that the Stockholders shall be obligated to pay under Section 9.2(a) shall be equal to 10% of the aggregate value (calculated using the Average Closing Price) of the Merger Shares (the "Cap Amount"); provided, however, that the Basket Amount threshold and the Cap Amount shall not apply to Losses arising with respect to any misrepresentation or breach of any representation or warranty made in
Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.12, 3.16, 3.18 or 3.20 or any covenant contained in Section 6.9, but in no event shall the aggregate amount of indemnification payments made under Section 9.2(a) exceed the aggregate value (calculated using the average closing price of the Parent Common Stock as reported on the Nasdaq Stock Market for the ten consecutive trading day period immediately preceding the Closing Date (the "Average Closing Price")) of the Merger Shares.

                  (b) The Stockholder Claimants will not be entitled to seek indemnification under Section 9.2(b) unless and until the aggregate amount of all Losses incurred by the Stockholder Claimants exceeds the Basket Amount, in which event the Stockholder Claimants will be entitled to indemnification for all Losses so incurred, not just Losses in excess of the Basket Amount. The maximum aggregate amount of indemnification that Parent shall be obligated to pay under Section 9.2(b) shall be equal to the Cap Amount; provided, however, that the Basket Amount threshold and the foregoing limitation shall not apply to Losses arising with respect to any misrepresentation or breach of any representation or warranty made in Section 4.1, 4.2, 4.3 or 4.4, and the Cap Amount shall not apply to Losses arising out of any material breach by Parent under the Registration Rights Agreement, but in no event shall the aggregate amount of indemnification payments made under Section 9.2(b) exceed the aggregate value (calculated using the Average Closing Price) of the Merger Shares.

                  Section 9.4  Indemnification Procedures.

                  (a) The rights and obligations of each party asserting a claim for indemnification pursuant to Section 9.2 (each, an "Indemnitee") from a party or parties obligated to provide such indemnification (collectively, the "Indemnitor") shall be governed by the following rules:

                  (i) The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which the Indemnitee determines will give rise to a claim by it against the Indemnitor based on the indemnity agreement contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of the Indemnitor hereunder, except, in the case of a third party claim subject to Section 9.4(a)(ii), to the extent such failure materially prejudices the Indemnitor's ability successfully to defend the matter giving rise to the indemnification claim. Notwithstanding the foregoing, the Indemnitee shall not be entitled to indemnification hereunder unless it shall have given written notice to the Indemnitor, setting forth its claim for indemnification within the earlier of (x) one year after the Closing Date and
(y) with respect to those matters for which claims for indemnification must be asserted not later than the date that the first combined annual audited financial statements of Parent and Meer are issued (the "Financial Statements Date") in order to account for the Merger as a pooling of interest, the Financial Statements Date (the earlier of (x) and (y) the "Indemnification Termination Date").

                  (ii) In the event any action, suit or proceeding is brought by or before any Governmental Entity or arbitrator against an Indemnitee with respect to which the Indemnitor may have liability hereunder, then, upon the written acknowledgment by the Indemnitor within thirty days of the bringing of such action, suit or proceeding that it is undertaking and will prosecute the defense of the claim and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, the action, suit or proceeding (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) may be defended by the Indemnitor. However, in the event the Indemnitor shall fail promptly to assume the defense of any action, suit or proceeding or shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the action, suit or proceeding. The Indemnitee shall have the right to employ its own counsel and local counsel in any action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (x) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding, (y) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor, or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreement contained herein, or (z) the Indemnitee shall have assumed the defense of such action, suit or proceeding as provided above. In addition, if any event specified in clause (y) of the immediately proceeding sentence occurs, the Indemnitee shall have the right to direct the defense of such action, suit or proceeding.

                  (iii) The Indemnitee shall be kept fully informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall, at the Indemnitor's expense, make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                  (b) The Indemnitor shall make no settlement of any claims which the Indemnitor has undertaken to defend without the Indemnitee's consent (which consent shall not be unreasonably withheld), unless the Indemnitor fully indemnifies the Indemnitee for all Losses, there is no finding or admission of violation of Laws by, or effect on any other claims that may be made against, the Indemnitee, and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee or the operation of the business of Parent or any of its Subsidiaries (including, without limitation, the Surviving Corporation).

                  (c) Arbitration. In order to insure that the Merger qualifies for treatment as a pooling-of-interest for financial reporting purposes, the parties agree that any dispute, disagreement or controversy between any Indemnitee and the Indemnitor with respect to any claim for indemnification pursuant to this Agreement, including, without limitation, any dispute with respect to the Indemnitor's obligation to assume the defense and indemnify such Indemnitee in connection with a third party claim pursuant to Section 9.3(a)(ii), that is not resolved by the Indemnification Termination Date shall promptly be submitted to the American Arbitration Association (the "AAA") to be resolved by binding arbitration in accordance with the arbitration rules of the AAA. The place of arbitration shall be New York, New York. The arbitration tribunal shall be composed of three arbitrators, one of which shall be appointed by Parent within 10 business days of the Indemnification Termination Date, one of which shall be appointed by the Stockholders within 10 business days of the Indemnification Termination Date and one of which shall be appointed by the arbitrators appointed by Parent and the Stockholders within 15 business days of the Indemnification Termination Date. The arbitrators will be directed to resolve such dispute, disagreement or controversy as soon as practicable (and, in any event, within two months of the Indemnification Termination Date).


                                    ARTICLE X

                              RESTRICTIVE COVENANTS

                  Section 10.1 Non-Competition. Except for those Stockholders who enter into an employment agreement constituting one of the Ancillary Agreements (the "Engaged Stockholders"), neither the Stockholders nor any of their respective Affiliates shall, for a period of five years after the Effective Time, directly or indirectly, engage or be interested (whether as owner (excluding solely the ownership of not more than 1% of any class of securities that are traded on a national securities exchange or on the Nasdaq Stock Market), partner, lender, consultant, employee or otherwise), anywhere in the United States, in any business, activity or enterprise that engages in or constitutes any Competitive Activity (excluding working for manufacturers who sell solely to distributors as opposed to directly to the healthcare practitioner). For purposes of this Section 10.1, the term "Competitive Activity" means the distribution of any healthcare products or services (including computer software) primarily to office based practitioners.

                  Section 10.2 Non-Solicitation of Employees. Except for the Engaged Stockholders, neither the Stockholders or any of their Affiliates shall, for a period of five years after the Effective Date, directly or indirectly, for himself, herself, or itself or on behalf of any other individual or entity, hire any employee of Parent or any of its Subsidiaries, including, without limitation, any employees of Meer, or induce nor attempt to induce any such employee to leave his or her employment with Parent or any of its Subsidiaries (including without limitation, Meer).

                  Section 10.3 Non-Solicitation or Interference with Customers and Suppliers. Except for the Engaged Stockholders, neither the Stockholders nor any of their Affiliates shall, for a period of five years after the Effective Time, directly or indirectly, for himself, herself or itself or on behalf of any other individual or entity, solicit, divert, take away or attempt to take away any of Parent's or any of its Subsidiaries' (including without limitation, Meer's) customers or suppliers or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between Parent or any of its Subsidiaries (including without limitation, Meer) and any of their respective customers or suppliers or other individuals or entities with whom they deal, or contact or enter into any business transaction with any such customers or suppliers or other individuals or entities for any purpose.

                  Section 10.4 Confidentiality. Except for the Engaged Stockholders, neither the Stockholders nor any of their Affiliates shall ever use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning the Company, Parent or any of its Subsidiaries that is competitively sensitive, proprietary or confidential, except on behalf of the Company, Parent or any of its Subsidiaries, and shall not conduct himself in a manner that would reasonably be expected to adversely affect the Company, Parent or any of its Subsidiaries in any material respect, including, but not limited to, making false, misleading or negative statements, either orally or in writing, about the Company, Parent or any of its Subsidiaries, or their respective directors, officers or employees; provided, however, that the confidentiality covenants contained in this Section 10.4 shall not apply to the following: (i) information which is already in the public domain at the time of its disclosure to a Stockholder; (ii) information which, after its disclosure to a Stockholder, becomes part of the public domain by publication or otherwise other than through a Stockholder's act; (iii) information which a Stockholder received from a third party having the right to make such disclosure without restriction on disclosure or use thereof; or (iv) information which a Stockholder is legally compelled to disclose.

                  Section 10.5 Employment Agreements Covenants. The Engaged stockholders shall comply, from and after the Effective Date, with all of their respective non-competition and non-solicitation (of employees, customers or suppliers) covenants and agreements set forth in their respective employment agreements included in the Ancillary Agreements.

                  Section 10.6 Acknowledgments. The Stockholders acknowledge that, in view of the nature of Meer's business and the business objectives of Parent in acquiring Meer, and the consideration paid in the Merger to the Stockholders therefor, the restrictions and covenants contained or referenced in this Article X are reasonably necessary to protect the legitimate business interests of Parent and that any violation of such restrictions will result in irreparable injury to Parent and its Subsidiaries, including Meer, for which damages will not be an adequate remedy. The Stockholders therefore acknowledge that, if any such restrictions or covenants are violated, Parent shall be entitled to preliminary and injunctive relief as well to an equitable accounting of earnings, profits and other benefits arising from such violation.


                                   ARTICLE XI

                               GENERAL PROVISIONS

                  Section 11.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Sub, Meer and Stockholders with respect to any of the terms contained herein.

                  Section 11.2 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and Meer (on behalf of itself and the Stockholders), on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

                  Section 11.3 Investigations. The respective representations and warranties of Parent, Meer and Stockholders contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

                  Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with electronic confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

                  (a)      If to Parent or Sub, to:

                           Henry Schein, Inc.
                           135 Duryea Road
                           Melville, New York  11747

                           Attention:  Mark E. Mlotek, Esq.

                  with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York  10036

                           Attention:  Edward W. Scheuermann, Esq.

                  (b)      if to Meer, to:

                           H. Meer Dental Supply Co.
                           7277 N. Haggerty Road
                           Canton, Michigan  48187

                           Attention:  President

                  with a copy to:

                           Maddin, Hauser, Wartell, Roth, Heller & Pesses, P.C. Third Floor Essex Centre
                           28400 Northwestern Highway
                           P.O. Box 215
                           Southfield, Michigan  48037

                           Attention:  Charles M. Lax

                  (c)      If to any Stockholder, to:

                           Mr. Brian D. Meer
                           3020 Middlebelt Road
                           West Bloomfield, Michigan  48323
                  with a copies to:

                           Mr. Tedd Handelsman
                           24 954 Arcadia
                           Novi, Michigan  48374

                  and

                           Maddin, Hauser, Wartell, Roth, Heller & Pesses, P.C. Third Floor Essex Centre
                           28400 Northwestern Highway
                           P.O. Box 215
                           Southfield, Michigan  48037

                           Attention:  Charles M. Lax

                  Section 11.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity or an unincorporated organization.

                  Section 11.6 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except as expressly set forth in Article IX hereof, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

                  Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

                  Section 11.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made. To the extent that any of the restrictive covenants contained in Article X of this Agreement are determined by a court in any jurisdiction to be unenforceable, as to any Stockholder or any Affiliate, as to duration, scope of activities restricted or geographic area, such covenant shall automatically be deemed amended to the extent necessary to make such covenant enforceable; provided, however, that nothing in the foregoing shall be deemed to affect the enforceability of any other covenant in Article X as written or the enforceability of the covenant deemed to be amended in any other jurisdiction as written.

                  Section 11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, each of Parent, Sub, Meer and the Stockholders has executed this Agreement as of the date first above written.


                                  HENRY SCHEIN, INC.

                                  By:  /s/ Mark Mlotek
                                       ----------------------------
                                        Name:
                                        Title:


                                  HSI ACQUISITION CORP.

                                  By:  /s/ Mark Mlotek
                                       ----------------------------
                                        Name:
                                        Title:


                                  H. MEER DENTAL SUPPLY CO.

                                  By:  /s/ Brian D. Meer
                                       ----------------------------
                                        Name:
                                        Title:  President


                                  /s/ Edward M. Meer
                                  ---------------------------------------------
                                  Edward M. Meer, Individually and as Trustee
                                  of the Edward M. Meer Revocable Living Trust
                                  dated November 17, 1972


                                  /s/ Brian D. Meer
                                  ---------------------------------------------
                                  Brian D. Meer, Individually and as Trustee
                                  of the Brian D. Meer Revocable Living Trust
                                  dated May 10, 1989, as Amended


                                  /s/ Robert D. Meer
                                  ---------------------------------------------
                                  Robert D. Meer, Individually and as Trustee
                                  of the Robert D. Meer Revocable Living Trust
                                  dated August 20, 1989


                                  /s/ Jeffrey A. Meer
                                  ---------------------------------------------
                                  Jeffrey A. Meer, Individually and as Trustee
                                  of the Jeffrey A. Meer Revocable Living Trust dated August 20, 1984, as Amended

                                  /s/ Norma Handelsman
                                  ----------------------------------------------
                                  Norma Handelsman, Individually and as Trustee of the Norma Handelsman Revocable Living Trust dated December 18, 1993


                                  /s/ Herbert B. Handelsman
                                  ----------------------------------------------
                                  Herbert B. Handelsman, Individually and as
                                  Trustee of the Herbert B. Handelsman Revocable Living Trust dated December 18, 1993


                                  /s/ Tedd Handelsman
                                  ---------------------------------------------
                                  Tedd Handelsman, Individually and as Trustee
                                  of the Tedd Handelsman Revocable Living Trust dated June 5, 1997


                                  /s/ Amy Molnar
                                  ----------------------------
                                   Amy Molnar


                                  /s/ John Eric Handelsman
                                  ----------------------------
                                  John Eric Handelsman